TRAVELERS INSURANCE COMPANY
                                                 REGISTERED FIXED ACCOUNT OPTION
                                            SUPPLEMENT DATED OCTOBER 28, 2002 TO
                                                 PROSPECTUS DATED APRIL 17, 2002


THE FOLLOWING APPLIES TO TRAVELERS RETIREMENT ACCOUNT CONTRACTS ONLY:

All sections of the prospectus that reference a 3% minimum guaranteed interest rate are modified by adding the following:

         We guarantee that for the life of your Travelers Retirement Account contract, we will credit interest at a rate not less than the minimum interest rate allowed by state law. Where permitted by state law, we reserve the right to change the minimum rate subject to applicable state law.

All sections of the prospectus that reference purchase payments directed into the Fixed Account are modified by adding the following:

         Where permitted by state law, we reserve the right to restrict purchase payments into the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified under your Travelers Retirement Account contract.

All sections of the prospectus that reference transfers between the Fixed Account and Separate Account options are modified by adding the following:

         Where permitted by state law, we reserve the right to restrict transfers from the Separate Account options into the Registered Fixed Account described in this prospectus whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified under your Travelers Retirement Account contract.

L-19923

                                                                           10/02